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                                                                    EXHIBIT 10.7

                      TERMS OF AGREEMENT BETWEEN HOLLINGER

                       INTERNATIONAL INC. AND THE RECEIVER

1. Hollinger International Inc. ("International") agrees to waive the application of its shareholder rights plan or otherwise take steps to permit RSM Richter Inc. ("RSM Richter"), as court appointed receiver and monitor (the "Receiver") of The Ravelston Corporation Limited ("Ravelston") and Ravelston Management Inc. ("Management"), to take possession and control of the shares (collectively, the "Shares") of Hollinger Inc. ("Inc.") held directly by Ravelston and held indirectly by Ravelston through its subsidiaries Argus Corporation Limited ("Argus"), 509643 N.B. Inc., 509644 N.B. Inc., 509645 N.B. Inc., 509646 N.B. Inc., 509647 N.B. Inc. (collectively, the "NB Subs"). International confirms to RSM Richter that in and of itself a sale, pledge, conveyance or other realization on Inc. shares as contemplated in paragraph 4 below by RSM Richter, in its capacity as Receiver, will not trigger International's shareholder rights plan so long as any such transaction does not result in Inc. ceasing to be a Subsidiary (as defined in the shareholder rights plan) of Ravelston.

2. The Receiver acknowledges that it is restricted by the Ontario Securities Commission's (the "Commission") International and Inc. Management Cease Trade Orders (and any other applicable Management Cease Trade Orders) (collectively, the "MCTOs") in the same manner as Ravelston and the subsidiaries of Ravelston identified in paragraph 1, above.

3. International will not object to RSM Richter being appointed by the Ontario Superior Court of Justice (Commercial List) (the "Court") as the receiver of Argus and the NB Subs should RSM Richter determine that it is necessary or appropriate to be appointed as the receiver of any or all such entities. If an order of the Court is made appointing RSM Richter as receiver of Argus and/or some or all of the N.B. Subs, this agreement also will bind RSM Richter in its capacity as receiver and monitor of those entities and will apply to those entities to the extent not already bound, mutatis mutandis.

4. RSM Richter has advised International that the Receiver requires funding to carry out its responsibilities. The Receiver has advised International that the Receiver is exploring a variety of methods to obtain funding for the receivership, including the possible sale, pledge, conveyance or other realization of Shares currently subject to the MCTOs. International will not object to the Receiver's efforts to obtain necessary orders or exemptions from the Commission or other relevant securities regulatory authorities if the Receiver determines that it is necessary or appropriate to seek relief from the Commission or other relevant securities regulatory authorities in respect of one or more of the MCTOs to sell, pledge, convey or otherwise realize on sufficient Shares to realize net proceeds of up to $10 million from the commercially reasonable sale, pledge, conveyance or other realization of the Shares (the "Share Transaction"). The Receiver shall use its best efforts to effect the Share Transaction in a commercially reasonable manner. It is acknowledged that the Receiver may wish to sell, pledge, convey or otherwise realize on further Shares than herein provided and, if so, will seek the consent of International to any such sale, pledge, conveyance or other realization.
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5. The funding obtained by the Receiver to carry out its responsibilities (the
"Funding"), including without limitation (i) any proceeds received on the sale, pledge, conveyance or other realization of the Shares, (ii) any proceeds received on sale, pledge, conveyance or other realization of other assets of the Ravelston or Management estates (which includes the assets and estates of any subsidiary of Ravelston made subject to the receivership order made on April 20, 2005, as contemplated by paragraph 29 of that order), will be used to the extent required to fund the costs of the receivership, including the costs of the Receiver and the Receiver's counsel and other advisors engaged by the Receiver, with any surplus to be distributed to holders of proven claims as finally determined in a claims process approved by order of the Court or as otherwise approved by the Court on reasonable prior notice to International (the "Claims Process").

6. For greater certainty, and provided that nothing in this agreement shall prohibit the Receiver from making payments on account of claims finally determined in the Claims Process, the Receiver will not use any of the Funding:

          (a) subject to paragraph 7, below, to pay salaries, bonuses or any other compensation or make any shareholder distributions directly or indirectly to or for the benefit of Conrad Black ("Black"), Barbara Amiel Black ("Amiel Black"), Jack Boultbee ("Boultbee"), Daniel Colson ("Colson"), David Radler ("Radler") or Peter White ("White") or any other persons known by the Receiver to be direct or indirect shareholders of Ravelston (collectively, the "Other Known Shareholders");

          (b) except for or on account of the cost sharing arrangement pursuant to a joint defence agreement among defendants to the action commenced by International against Inc., Ravelston, Management, Black, Amiel Black, Boultbee, Colson, Richard Perle and Radler in the U.S. District Court for the Northern District of Illinois, Case No. 04C-0698 (the "Special Committee Action") to which agreement Ravelston and Management are parties, to pay the litigation costs of Black, Amiel Black, Boultbee, Colson, Radler, White or any Other Known Shareholder in any civil, criminal, insolvency or regulatory proceedings arising out of or relating to their conduct as directors or officers of Ravelston or otherwise (including advancement of fees and disbursements or reimbursement of fees and disbursements);

          (c) to make any payments on account of or pursuant to indemnities granted by Ravelston to Black, Amiel Black, Boultbee, Colson, Radler, White or any Other Known Shareholder;

          (d) subject to paragraphs 7 and 8 below to, (i) pay the costs of one or more of Black, Amiel Black, Boultbee, Colson, Radler or White in any current and future civil, criminal, insolvency or regulatory proceedings relating to International, Inc., Argus or Ravelston, or (ii) retain the services of any lawyer or law firm that also represents or since January 1, 2002 has represented, one or more of Black, Amiel Black, Boultbee, Colson, Radler or White in any civil, criminal, insolvency or regulatory proceedings relating to International, Inc., Argus or Ravelston (provided however that International, upon the request in writing of the Receiver, may in its unfettered discretion agree to waive the application of this subparagraph


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               6(d)(ii) in whole or in part); or

          (e) subject to further order of the Court sought on reasonable prior notice to International, to make any payments that may be due on or to purchase or otherwise acquire directly or indirectly debentures issued by Inc.

7. In recognition of the Receiver's assertion that certain persons may have knowledge and information that will assist the Receiver, the Receiver may engage Boultbee, White and Harry Burkman ("Burkman") to provide information and/or services to the Receiver as the Receiver may request as follows:

          (a) Boultbee through to June 17, 2005 at a rate not to exceed $250 per hour and thereafter, at negotiated rates according to the needs of the Receiver and with the consent of International or in accordance with further order of the Court sought on reasonable prior notice to International;

          (b) White and any other person who the Receiver determines may be an Other Known Shareholder, at negotiated rates according to the needs of the Receiver and with the consent of International or in accordance with further order of the Court sought on reasonable prior notice to International; and

          (c) Burkman at Burkman's standard hourly rate for providing legal services of the same kind previously provided to Argus and the N.B. Subs.

Any engagement of Boultbee for the period through to June 17, 2005 shall be memorialized in an engagement letter that will be filed by the Receiver with the Court in the first report that the Receiver files with the Court after that engagement is made. Any engagement of Boultbee for the period following June 17, 2005 or any engagement of White or an Other Known Shareholder will be memorialized in a proposed engagement letter that will be furnished to International for its consent and, if consent is not forthcoming, filed with the Court on the motion seeking consent to any such engagement.

8. The Receiver may pay for the services of Ogilvy Renault in connection with the initial filing of Ravelston and Management in the receivership and the CCAA proceedings, which includes insolvency and securities services, and background information concerning the litigation involving Ravelston and the Hollinger group of companies and related parties. Until 60 days after the date of this agreement, the Receiver may use and pay for the services of Ogilvy Renault in the areas of insolvency and securities only. Until the end of the same 60-day period, the Receiver also may use and pay for the litigation services of Ogilvy Renault in connection with proceedings in the Ontario Superior Court of Justice in relation to insurance policies under which Ravelston is a named insured and in relation to the transition of litigation matters to the Receiver's counsel. Thereafter, the Receiver may not engage Ogilvy Renault to provide professional services, but the Receiver may make factual inquiries of Ogilvy Renault and pay for Ogilvy Renault's costs of responding to these factual inquiries, at a cost not to exceed $20,000 per month, exclusive of GST and reasonable out-of-pocket disbursements.

9. Without prejudice to any other claims that International may have against Ravelston or Management, and without prejudice to International's position that the Special Committee Action is not stayed as to Ravelston and


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Management and that a stay of that action would not be appropriate, the Receiver will not oppose any orders that may be necessary in Canada, the United States of America or otherwise to permit the Special Committee Action to continue against Ravelston and Management. Any final money judgment or final money order made against Ravelston or Management in that proceeding, subject to further order of the Court, shall be enforced in and shall constitute a proven claim for the purpose of Ravelston's and Management's insolvency proceeding in the Court and International shall not initiate or pursue any enforcement in Ontario or elsewhere without the prior approval of the Court. Until the earliest of (i) 21 days after the Receiver obtaining one or more orders or exemptions from the Commission or other relevant securities regulatory authorities contemplated by paragraph 4, above, (ii) the Receiver electing not to seek orders or exemptions from the Commission or other relevant securities regulatory authorities contemplated by paragraph 4, above (in the event that International is not advised in writing by the Receiver within two months of the date of this agreement that it has applied to the Commission or other relevant securities regulatory authorities for an order or exemptions to allow a Share Transaction, the Receiver shall be deemed to have elected not to seek such order or exemptions), (iii) 75 days from the date of this agreement, or (iv) further order of the Court, International will withhold efforts to compel Ravelston's and Management's compliance, and Ravelston and Management will not be obliged to comply with their discovery and pleading obligations in the Special Committee Action. The Receiver will not argue and will not support any argument by Ravelston or Management that International should be stayed in any way from pursuing any and all discovery and claims in the Special Committee Action from or against any and all of the other defendants to that action.

10. Each of the initial receivership and CCAA orders will be amended to include the following paragraph:

               THIS COURT ORDERS THAT the Collateral (as such term is defined in the Cash Collateral and Pledge Agreement (the "Pledge Agreement") dated as of March 27, 2003 between The Ravelston Corporation and Hollinger International Inc.) pledged by The Ravelston Corporation Limited to Hollinger International Inc. pursuant to the Pledge Agreement, including funds held in any account created pursuant to the Pledge Agreement, and the Receivables (as such term is defined in the Assignment of Receivables Arising Under the CanWest Management Services Agreement (the "CanWest Assignment Agreement") dated as of March 10, 2003 between The Ravelston Corporation and Hollinger International Inc.) assigned by The Ravelston Corporation Limited to Hollinger International Inc. pursuant to the CanWest Assignment Agreement, or any property received by Ravelston or the [Receiver/Monitor] in substitution therefor or, in compromise therefore or in respect thereof, shall be segregated and shall not be utilized by the [Receiver/Monitor] for payment of its fees or costs or the costs of the estate or be otherwise used, paid or distributed to any person without the consent of Hollinger International Inc. or further order of this court on a motion brought on at least five days' notice to Hollinger International Inc.


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               Notwithstanding the forgoing, nothing herein contained shall constitute an acknowledgement as to the validity and enforceability of the Pledge Agreement and the CanWest Assignment Agreement.

11. These terms are subject to and will be embodied in a court order of the Court in a form acceptable to International and to the Receiver, acting reasonably.

May 12, 2005

RSM Richter Inc. in its capacity as court-appointed
Receiver and Monitor of The Ravelston Corporation
Limited and Ravelston Management Inc. per:


/s/ Robert Kofman, VP
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Hollinger International Inc.
By its solicitors Bennett Jones LLP per:


/s/ Bennett Jones LLP per Robert Staley
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